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                                                                    Exhibit 99.1

Press Release                                                Source: Dynegy Inc.

Dynegy Announces New Organizational Approach to Finance Function, Appoints Three-Officer Team

HOUSTON--(BUSINESS WIRE)--Aug. 27, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that it has adopted a new organizational approach to the role of chief financial officer and appointed three current senior officers to direct the company's financial, accounting and strategic planning duties. The shared leadership structure has been approved by the company's board of directors.

"We believe this approach will be the most effective, practical and efficient way to plan for and execute our business strategy, comply with the today's regulatory requirements, meet new financial disclosure policies and procedures and manage our previously disclosed three-year re-audit," said Dan Dienstbier, interim chief executive officer of Dynegy Inc. "These officers have demonstrated a consistent and thorough command of the company's financial, accounting and operating activities. Each is committed to working together to ensure that Dynegy develops and executes a solid strategy for our future and meets the highest standards of corporate governance," he added.

Louis Dorey, who has served as chief financial officer for the past two months, will assume the role of executive vice president, finance. Dorey will continue his focus on financing transactions, treasury and managing relationships with lenders and credit rating agencies. Prior to being named CFO, Dorey served as president of energy marketing and origination, where he was responsible for the management of the company's wholesale power and gas marketing and origination business, and additionally was executive vice president of strategy and planning for Dynegy Marketing and Trade. Dorey joined Dynegy as vice president of finance and planning in 1997. Dienstbier said the new structure also will provide Dorey with the scheduling flexibility necessary to deal with a serious illness in his family.

Hugh Tarpley, currently executive vice president, strategic investments, will lead the newly created corporate development department. His additional responsibilities will include business unit performance reviews, financial and strategic planning and investor relations. Tarpley joined Dynegy as vice president in 1997 and has led numerous projects, including the Destec acquisition and Dynegy-Illinova merger. Prior to joining Dynegy, he was president of the U.S. region and chief financial officer for British Gas America, overseeing all investments in the Americas.

"Hugh's expanded role underscores Dynegy's focus on the future," said Dienstbier. "Now that we have achieved a number of important milestones in our capital and liquidity plan and resolved several other outstanding issues, Dynegy is committed to positioning the company going forward as a competitor and provider of outstanding customer service in the energy merchant industry," he added.

Michael Mott has been promoted to senior vice president, chief accounting officer, in addition to the title of controller. Mott will add management of the tax department to his previous duties, which have included the development and application of accounting policies and procedures, the leadership and coordination of the organization's financial and operational accounting functions, transaction support, and internal and external financial reporting. Mott has been with Dynegy since 1995 when he joined the company as director of financial reporting.

All three executives will report to interim CEO Dan Dienstbier.

Dynegy Inc. is a global energy merchant. Through its owned and contractually controlled network of physical assets and its marketing, logistics and risk management capabilities, Dynegy provides solutions to customers in North America, the United Kingdom and continental Europe. The company's website is www.dynegy.com.